UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	January 17, 2018

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 8th AVENUE, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

FORM 8-K

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Sempra Energy - Five Year Revolving Credit Facility
As previously disclosed, in October 2015 Sempra Energy (“Sempra”) entered into an Amended and Restated Five Year Credit Agreement with a syndicate of lenders for which Citibank, N.A. serves as administrative agent (as amended, the “Sempra Credit Facility”), which permits revolving credit borrowings by Sempra through October 13, 2020. The Sempra Credit Facility includes a feature which allows Sempra, subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, to increase, in one or more requests, the aggregate amount of the Sempra Credit Facility commitments by $250 million (the “Sempra Credit Facility Accordion”). Effective as of January 17, 2018, Sempra exercised the Sempra Credit Facility Accordion in full, and the parties increased the maximum borrowing capacity under the Sempra Credit Facility from $1.00 billion to $1.25 billion. In addition, the Sempra Credit Facility was amended as of such date to include certain representations by the lenders related to the Employee Retirement Income Security Act of 1974 and to include certain agreements among the parties related to European Union Bail-In contractual recognition provisions. All other material terms, conditions and covenants with respect to the Sempra Credit Facility remain unchanged.
Borrowings under the Sempra Credit Facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with Sempra’s credit ratings. The Sempra Credit Facility also requires Sempra to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the Sempra Credit Facility) of no more than 65%.
The Sempra Credit Facility contains customary representations and warranties, covenants and events of default. In the case of an event of default, including cross defaults relating to certain other indebtedness of Sempra or certain of its material subsidiaries having an aggregate principal amount of more than $150 million, the lenders may terminate the Sempra Credit Facility and declare the amounts outstanding (including accrued interest and unpaid fees) payable immediately. For events of default relating to insolvency or bankruptcy of Sempra and certain of its material subsidiaries, the commitments are automatically terminated and the amounts outstanding become payable immediately.
Sempra Global - Five Year Revolving Credit Facility
As previously disclosed, in October 2015 Sempra Global, a subsidiary of Sempra, entered into an Amended and Restated Five Year Credit Agreement with a syndicate of lenders for which Citibank, N.A. serves as administrative agent (as amended, the “Sempra Global Credit Facility”), which permits revolving credit borrowings by Sempra Global through October 13, 2020. The Sempra Global Credit Facility includes a feature which allows Sempra Global, subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, to increase, in one or more requests, the aggregate amount of the Sempra Global Credit Facility commitments by $977.5 million (the “Sempra Global Credit Facility Accordion”). As previously disclosed, in September 2016, Sempra Global exercised the Sempra Global Credit Facility Accordion in part, and the parties increased the maximum borrowing capacity under the Sempra Global Credit Facility by $125 million from $2.210 billion to $2.335 billion. Effective as of January 17, 2018, Sempra Global exercised the Sempra Global Credit Facility Accordion in part, and the parties increased the maximum borrowing capacity under the Sempra Global Credit Facility by $850 million from $2.335 billion to $3.185 billion. In addition, the Sempra Global Credit Facility was amended as of such date to include certain representations by the lenders related to the Employee Retirement Income Security Act of 1974 and to include certain agreements among the parties related to European Union Bail-In contractual recognition provisions. All other material terms, conditions and covenants with respect to the Sempra Global Credit Facility remain unchanged.
Borrowings under the Sempra Global Credit Facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with Sempra’s credit ratings. In addition, Sempra Global’s obligations under the Sempra Global Credit Facility are guaranteed by Sempra. The Sempra Global Credit Facility also requires Sempra to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the Sempra Global Credit Facility) of no more than 65%.
The Sempra Global Credit Facility contains customary representations and warranties, covenants and events of default. In the case of an event of default, including cross defaults relating to certain other indebtedness of Sempra or certain of its material subsidiaries having an aggregate principal amount of more than $150 million, the lenders may terminate the Sempra Global Credit Facility and declare the amounts outstanding (including accrued interest and unpaid fees) payable immediately. For events of default relating to insolvency or bankruptcy of Sempra, Sempra Global and certain of Sempra’s material subsidiaries, the commitments are automatically terminated and the amounts outstanding become payable immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY,
(Registrant)

Date: January 17, 2018	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Senior Vice President, Controller and Chief Accounting Officer